EXHIBIT 11.1

              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                                                             Three Months Ended
                                                                  September 30,
                                                             -------------------
                                                               1996        1995
                                                             -------     -------
Primary
    Weighted average common shares
      outstanding                                            30,862       17,967
    Weighted average common equivalent
      shares assuming conversion of stock
      options under the treasury stock method                   770        5,623
    Common and common equivalent shares
      pursuant to Staff Accounting Bulletin
      No. 83                                                   --          3,631

                                                            -------      -------
Shares used in per share calculation                         31,632       27,221
                                                            -------      -------

Net income                                                  $ 7,765      $ 4,756
                                                            =======      =======

Net income per share                                        $  0.25      $  0.17
                                                            =======      =======

Net income per share is presented under the Primary basis as the effect of dilution under the fully diluted basis is less than 3%.